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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                  FORM 12b-25


                                                   Commission File Number 1-8552

                          NOTIFICATION OF LATE FILING


(Check One):
     Form 10-K
----
  X  Form 11-K
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     Form 20-F
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     Form 10-Q
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     Form N-SAR
----
            For Period Ended:   December 31, 1996
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     Transition Report on Form 10-K
----
     Transition Report on Form 20-F
----
     Transition Report on Form 11-K
----
     Transition Report on Form 10-Q
----
     Transition Report on Form N-SAR
----
            For the Transition Period Ended:
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            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



                                    PART I
                            REGISTRANT INFORMATION

Full name of registrant:  First USA Retirement Savings Plan
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Former name if applicable:
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Address of principal executive office:  BANC ONE CORPORATION,
                                        -----------------------------------
100 Broad Street
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City, state and zip code:    Columbus, Ohio 43215
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                                    PART II
                            RULE 12b-25 (b) AND (c)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate item.)

    X     (a)  The reasons described in reasonable detail in Part III of this
  -----   form could not be eliminated without unreasonable effort or expense;

    X     (b)  The subject annual report, semi-annual report, transition report
  ----- on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  ----- (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached is applicable.

                                   PART III
                                   NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

In preparing financial statements for the Plan, the Registrant is required to rely upon certain information to be provided by the Plan's trustee. At present time, the Registrant is still awaiting such information from the trustee. In addition, the employees of the Plan sponsor have in the past several months spent a considerable amount of time and resources in preparation of First USA, Inc.'s merger with BANC ONE CORPORATION on June 27, 1997. Accordingly, less resources were available for preparation of the Registrant's Form 11-K. For these reasons, the Registrant is unable to complete the information requested by Form 11-K without unreasonable effort or expense.

                                    PART IV
                               OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification:
            Kenneth Wagner                      (614) 248-5304
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     (Name)                                     (Telephone Number)


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(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                         X   Yes        No
                                       -----      -----

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                             Yes    X   No
                                       -----      -----

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       First USA Retirement Savings Plan
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



                                        FIRST USA RETIREMENT SAVINGS PLAN

                                        By: Advisory Committee

Date:      June 30, 1997                    By:  /s/ Mary G. Baker
     ------------------------                  ---------------------------------
                                               Mary G. Baker,
                                               Committee Member





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